Great-West Life & Annuity Insurance Company


FOR IMMEDIATE RELEASE

GREAT-WEST U.S. ANNOUNCES PLANNED DEFERRABLE DEBENTURE OFFERING

GREENWOOD VILLAGE, November 4, 2004 - GWL&A Financial Inc., the parent company of Great-West Life & Annuity Insurance Company, today announced that $175 million of deferrable debentures, due in 2034, will be issued through an affiliated limited partnership and offered to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended.

Upon the closing of the offering, and subject to the final approval of the Colorado Division of Insurance, the Company intends to use the proceeds of the offering to purchase a surplus note from Great-West Life & Annuity, and thereafter to proceed with the redemption of the existing $175 million of 7.25% Subordinated Capital Income Securities issued by Great-West Life & Annuity Insurance Capital I in 1999.

The debentures subject to the proposed private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional investors in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the debentures.

This press release contains "forward-looking statements" regarding the company's ability to complete this private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of insurance companies and for the company's notes in particular.

Great-West Life & Annuity Insurance Company, headquartered in metro-Denver, serves its customers through a full range of healthcare plans, life and disability insurance, annuities, and retirement savings products and services. It is an indirect, wholly owned subsidiary of Great-West Lifeco Inc. and a member of the Power Financial Corporation group of companies.


For more information contact:
Lisa Gigax
(303) 737-6290
lisa.Gigax@gwl.com